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                                                                     Exhibit 4.8
                                                     SAMPLE FIRSTCOM CORPORATION
                                                 EMPLOYEE STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

         This is a Stock Option Agreement, dated as of the __ day of [ ] (the "Grant Date"), by and between FirstCom Corporation, a Texas corporation (the "Grantor"), and [ ] (the "Optionee").

                                   WITNESSETH:

         WHEREAS, in consideration of services to be rendered by the Optionee to the Grantor, Grantor desires to grant the Optionee an option to purchase [ ] shares of Common Stock, par value $.001 per share ("Common Stock") of the Grantor, upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, the Grantor hereby agrees, for the benefit of the Optionee, as follows:

         SECTION 1. GRANT OF OPTION. Subject to the provisions of this Agreement, the Grantor hereby grants to the Optionee an option (the "Option") to purchase from the Grantor [ ] shares of Common Stock (after the exercise of the Option and the acquisition of the shares, the "Option Shares").

         SECTION 2. VESTING. Subject to Section 4 hereof, the Option shall be exercisable and vest with respect to [ ] of the Option Shares on each of [ ], subject to earlier termination as set forth in Section 9. Notwithstanding the foregoing, (i) the Option shall become immediately exercisable with respect to all of the Option Shares if, prior to [ ], the Optionee terminates his employment under his Employment Agreement with the Grantor [ ] (the "Employment Agreement") for Good Reason, as set forth in Section [ ] of the Employment Agreement, or of the Grantor terminates the Optionee's employment under the Employment Agreement other than for Cause or disability or death, as set forth in [ ] of the Employment Agreement, respectively, and (ii) the Option shall become immediately exercisable with respect to all of the Option Shares:

         (A) If there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51 per cent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

         (B) If the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

         (C) If the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

Each such date is hereinafter referred to as "Vesting Date."

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         SECTION 3. EXERCISE PRICE. The exercise price with respect to the
[ ] shares of Common Stock which vest and become exercisable under the Option shall be equal to [ ], representing the average closing price of the Common Stock on the Nasdaq Stock Market for the thirty consecutive business days immediately prior to the date hereof.

         SECTION 4. EXERCISE OF OPTION.

                  (1) Subject to the following sentence, each portion of the Option which has vested pursuant to Section 2 may be exercised in whole or in part at any time commencing on the applicable Vesting Date hereof and ending [ ] (the "Termination Date") by the Optionee's delivering to the Grantor a written notice specifying the number of the Option Shares that the Optionee wishes to purchase pursuant to the Option and tendering the Option Price multiplied by the number of such Option Shares. In the event that the Optionee's employment by the Company is terminated for "Cause" or as a result of Optionee's death or disability (within the meaning set forth in the Employment Agreement), the Option shall no longer be exercisable after one year following the effective date of such termination. The Option Price of any Option Shares purchased shall be paid in cash, by certified or official bank check or by money order. The Option shall not be exercisable, and shall be void and of no further force or effect, upon and following the Termination.

         SECTION 5. SHARE CERTIFICATES. Upon each exercise of the right to purchase Option Shares pursuant to this Option, prior to the time that a registration statement shall have been filed and become effective under the Securities Act of 1933, as amended, with respect to the Option Shares, the Grantor shall cause one or more stock certificates evidencing the Optionee's ownership of the Option Shares to be issued to the Optionee. A legend in substantially the form set forth below shall be placed upon each stock certificate representing the Option Shares:

                  "The shares of stock represented by this certificate have been acquired directly from an affiliate of the issuer without being registered under the Securities Act of 1033, as amended ("Securities Act"), or the securities laws of any state or other jurisdiction, including Florida Securities Act, and are restricted securities as that term id defined under rule 144 promulgated under the Securities Act. These shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of in any manner (a "Transfer") unless they are registered under the Securities Act and the securities laws of all applicable states and other jurisdictions or unless the request for Transfer is accompanied by a favorable opinion of counsel satisfactory to the issuer, stating that such Transfer will not result in a violation of such laws."

         SECTION 6. ANTI-DILUTION PROVISIONS.

         (1) ADJUSTMENT FOR RECAPITALIZATION. If the Grantor shall at any time subdivide its outstanding shares of Common Stock by recapitalization, reclassification or split-up thereof, or if the Grantor shall declare a stock dividend or distribute shares of Common Stock to its shareholders, the number of Option Shares then subject to this option immediately prior to such subdivision shall be proportionately increased and the exercise price shall be proportionately decreased, and if the Grantor shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification, or combination thereof, the number of option shares then subject to this Option immediately prior to such combination shall be proportionately decreased and the exercise price shall be proportionately increased. Any such adjustments pursuant to this Section 6(1) shall be effective at the close of business on the

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effective date of such subdivision or combination or if any adjustment is the result of a stock dividend or distribution then the effective date for such adjustment based thereon shall be the record date therefore.

         (2) ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC. In case of any reorganization of the Grantor or in case the Grantor shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, the Optionee upon the exercise of this option at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the Option Shares issuable upon the exercise of this Option prior to such consummation, the securities or property to which the Optionee would have been entitled upon such consummation if the Optionee had exercised this Option immediately prior thereto; in each such case, the terms of this Option shall be applicable to the securities or property receivable upon the exercise of this Option after such consummation.

         (3) NOTICE OF CERTAIN EVENTS. If at any time:

                  (A) the Grantor shall declare a dividend or other distribution of Common Stock payable otherwise than in cash at the same rate as the immediately preceding regular dividend or in Common Stock.

                  (B) the Grantor shall authorize the granting to the holders of the Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                  (C) there shall be any plan or agreement or reorganization, or reclassification of the capital stock, of the Grantor, or consolidation or merger of the Grantor with, or sale of all or substantially all of its assets to, another corporation; or

                  (D) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Grantor then the Grantor shall give to the Optionee at the address of the Optionee, at least 20 days prior to the applicable record date, written notice summarizing such action or event and stating the record date for any such dividend or rights (or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or rights are to be determined), the date on which any such reorganization, reclassification, consolidation, merger, sale of assets, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected the holders of Common Stock of record shall be entitled to effect any exchange of their shares of Common Stock for securities or other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale of assets. Dissolution, liquidation or winding up.

         (4) Except as otherwise expressly provided herein, the issuance by the Grantor of shares of its capital stock of any class, or securities convertible into shares of capital stick of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Grantor convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Option Shares then subject to this Option.

         (5) Without limiting the generality of the foregoing, the existence of this Option shall not affect in any manner the right or power of the Grantor to approve or the Grantor to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Grantor's capital structure or its business; (ii) any merger or consolidation of the Grantor; (iii) any

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issuance by the Grantor of debt securities, or preferred or preference stock that would rank above the Option Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Grantor; (v) any sale, transfer or assignment of all or any part of the assets or business of the Grantor; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         SECTION 7. NO RIGHTS AS SHAREHOLDER. The Optionee shall have no rights as a shareholder in respect to the Option Shares as to which the Option shall not have been exercised and payment made herein provided.

         SECTION 8. ISSUANCE OF SHARES. As a condition of any sale or issuance of Option Shares upon exercise of this Option, the Grantor may require such agreements or undertakings, if any as the Grantor may reasonably deem necessary or advisable to assure compliance with any such applicable securities or other law or regulation including, but not limited to, the following:

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         IN WITNESS WHEREOF, the Grantor has executed this agreement for the benefit of the Optionee as of the __ day of [ ].

                                      FIRSTCOM CORPORATION

                                      By: ______________________
                                          Name:
                                          Title:

                                      ______________________________


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